Exhibit 99.1

[LOGO OF NPS PHARMACEUTICALS]

For Immediate Release	Contact: David L. Clark
Vice President, Operations
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS PHARMACEUTICALS REPORTS

FIRST QUARTER 2003 RESULTS

Salt Lake City, Utah — May 14, 2003 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today operating and financial results for the first quarter ended March 31, 2003.

During the quarter, the company made a major strategic announcement when it reported its plan to merge with Enzon Pharmaceuticals of Bridgewater, NJ.

The company also noted advances in a number of its programs including clinical news about PREOS™, its proprietary molecule being developed for the treatment of osteoporosis. NPS reported that over 75% of the patients completing 18 months of dosing in the on-going pivotal Phase III clinical study of PREOS (the TOP study), have opted to enroll in the OLES (“Open Label Extension Study”) trial, which allows for a total use of PREOS for up to 24 months. The company also announced that preliminary results from the PaTH (parathyroid hormone and alendronate) study indicated that measures of efficacy and safety were in line with NPS’s Phase II study with PREOS, and with other studies using combinations of fragments of parathyroid hormone and alendronate. In addition, it was noted by the study’s principal investigator, Dr. Dennis Black of the University of California San Francisco, that data using an advanced imaging technology called quantitative computed tomography, or QCT, have been collected and are expected to provide insight into bone quality not previously available in studies of parathyroid hormone and alendronate.

The company further announced in the first quarter that its licensee, Amgen Inc., of Thousand Oaks, CA intends to file a New Drug Application with the FDA for cinacalcet HCl in the second half of 2003. Amgen reiterated this goal in April and reported further that results from the first completed Phase III trial with cinacalcet HCl in patients with secondary hyperparathyroidism indicated that the compound appeared to be safe, well tolerated, and effective as judged by attaining statistical significance in key metabolic endpoints.

Finally, NPS announced its intentions to expand its development of ALX-0600 for the treatment of gastrointestinal disorders by starting a Phase IIa, proof-of-concept trial in patients with Crohn’s disease. Development of this proprietary compound for treating patients with short bowel syndrome (SBS) is planned to continue with what the company intends to be a pivotal study in late 2003.

Financial results for the first quarter of 2003 included a net loss of $28.1 million, or $0.80 per share, compared to a net loss in the first quarter of 2002 of $22.0 million, or $0.73 per share.

Revenues for the first quarter of 2003 were $138,000 compared to revenues of $787,000 for the same period last year. Substantially all revenues were from research and development support agreements. The change in revenues is primarily due to the fact that the company recognized no revenue under its agreement with the Government of Canada pursuant to the Technology Partnership Canada program during the first quarter of 2003. Depending on the result of on-going negotiations to amend certain provisions of its research funding agreement with the Government of Canada, the company may recognize the remaining approximate Cnd. $900,000 under the terms of the agreement when negotiations are finalized.

Research and development expenses were $24.8 million for the first quarter of 2003 compared to $21.1 million for the first quarter of 2002. The increase in research and development expenses during the first quarter of 2003 is primarily due to expenses incurred in the conduct of clinical trials of PREOS, including costs of the pivotal Phase III trial, and costs associated with the manufacturing of clinical supplies of PREOS and ALX-0600, including costs related to an agreement with

Boehringer Ingelheim Austria GmbH for the manufacture of bulk drug supplies of PREOS in anticipation of the product launch.

General and administrative expenses increased to $5.0 million for the first quarter of 2003 from $3.6 million expended in the first quarter in 2002. The increase in general and administrative expenses is primarily due to costs associated with PREOS pre-launch activities and the related hiring of additional personnel.

Amortization of intangibles of $343,000 for the first quarter of 2003 is comparable to $325,000 for the same period in the prior year.

Other income, net, decreased from $2.2 million to $1.9 million for the first quarter of 2003 as compared with the same period in the prior year. The decrease is primarily the result of decreased interest income of $600,000, resulting from lower interest rates during the first quarter of 2003 as compared with the same period in the prior year. Interest income decreases for the quarter ended March 31, 2003 were offset by an increase in foreign currency transaction gains of $193,000 and increased gains on sale of marketable investment securities of $70,000.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

(A Development Stage Enterprise)

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		October 22, 1986 (inception) through March 31, 2003
	2003	2002
Revenues from research and license agreements	$138	$787	75,811

Operating expenses:
Research and development	24,821	21,104	285,237
General and administrative	4,979	3,582	78,907
Amortization of intangibles	343	325	8,637
In-process research and development acquired	—	—	17,760

Total operating expenses	30,143	25,011	390,541

Operating loss	(30,005)	(24,224)	(314,730)

Other income, net	1,915	2,220	40,521

Loss before taxes	(28,090)	(22,004)	(274,209)

Income tax expense	—	—	1,216

Loss before cumulative effect of accounting change	(28,090)	(22,004)	(275,425)

Cumulative effect of accounting change	—	—	(500)

Net Loss	(28,090)	$(22,004)	$(275,925)

Basic and diluted net loss per common and common- equivalent share	$(0.80)	$(0.73)

Weighted average common and common-equivalent shares outstanding – basic and diluted	35,132	30,212

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2003	December 31, 2002
Cash, cash equivalents and marketable investment securities	$208,978	$234,454
Other current assets	4,315	5,149
Plant and equipment, net of accumulated depreciation and amortization	4,662	4,310
Other assets, net of accumulated amortization	13,496	9,555

Total assets	$231,451	$253,468

Current liabilities	$16,351	$11,106

Common stock and additional paid-in capital	490,154	489,387
Deferred compensation	(339)	(370)
Accumulated other comprehensive income (loss)
Net unrealized gain on marketable investment securities	2,217	2,540
Foreign currency translation	(1,007)	(1,360)
Deficit accumulated during development stage	(275,925)	(247,835)

Net stockholders’ equity	215,100	242,362

Total liabilities and stockholders’ equity	$231,451	$253,468

Call Information

The management of NPS will discuss the company’s first quarter results and other related matters on a conference call today at 3:00 p.m. MDT (5:00 p.m. EDT). To participate in the conference call, dial 800-374-0232 and use access code 9795684. International callers may dial 706-634-6338 using the same access code. In addition, live audio of the conference call will be simultaneously broadcast over the Internet and may be accessed under the Investor Relations page, Calendar of Events section of the company’s website (www.npsp.com). Please click on the webcast link and follow the prompts for registration and access. If you are unable to participate in the live call, a replay will be available at 800-642-1687 (with access code 9795684) until midnight May 23, 2003. The replay number for international callers is 706-645-9291. The web- cast portion of the call will also be available on the NPS web site for the same period of time.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions

Of The Private Securities Litigation Reform Act of 1995

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding our intent to commercialize small molecules and recombinant proteins as drugs, specifically, our product candidates, PREOS, ALX-0600 and cinacalcet HCl, and the proposed merger of NPS and Enzon. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates; and the risks that the NPS and Enzon businesses will not be integrated successfully and that the NPS or Enzon stockholders may not approve the proposed merger. All information in this press release is as of May 14, 2003, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2002 and in our quarterly report on Form 10-Q for the first quarter of 2003.

Additional Information And Where To Find It

In connection with the proposed NPS-Enzon merger, NPS, Enzon and Momentum Merger Corporation have caused to be filed a joint proxy statement/prospectus with the SEC in connection with the transaction described herein. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE TRANSACTION DESCRIBED HEREIN. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents filed by NPS and Enzon with the SEC at the SEC’s web site at http://www.sec.gov or by contacting NPS at 801-583-4939 and through NPS’ website at http://www.npsp.com, or by contacting Enzon at 908-541-8678 and through Enzon’s website at http://www.enzon.com.

NPS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of NPS and Enzon in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described is included in the joint proxy statement/prospectus described above. Additional information regarding these directors and executive officers is also included in NPS’ 2002 Annual Report on Form 10-K, which was filed with the SEC on March 21, 2003. This document is available free of charge at the SEC’s web site at http://www.sec.gov or by contacting NPS at 801-583-4939 and through NPS’ website at http://www.npsp.com.

Enzon and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of Enzon and NPS in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein is included in the joint proxy statement/prospectus described above. Additional information regarding these directors and executive officers is also included in Enzon’s proxy statement for its 2002 Annual Meeting of Stockholders, which was filed with the SEC on or about October 28, 2002. This document is available free of charge at the SEC’s web site at http://www.sec.gov or by contacting Enzon at 908-541-8678 and through Enzon’s website at http://www.enzon.com.

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